Exhibit 99.1

For Financial Inquiries Contact:
Scott Irey
scott.irey@sybase.com
(925) 236-6751

For Press Inquiries Contact:
Leslie Nakajima
Sybase Public Relations
leslien@sybase.com
(925) 236-8650

SYBASE REPORTS PRELIMINARY SECOND QUARTER RESULTS

DUBLIN, CA – July 1, 2004 – Sybase, Inc. (NYSE: SY), a leading enterprise infrastructure and integration company, today reported that based on preliminary results, total revenues for the second quarter ended June 30, 2004 are estimated to range from $188 million to $192 million, with pro forma earnings per diluted share (EPS) to be in the range of $0.17 to $0.20. EPS calculated in accordance with Generally Accepted Accounting Principles (GAAP) is expected to be in the range of $0.12 to $0.15. Pro forma EPS excludes amortization of certain expenses, including certain purchased intangibles, unearned stock-based compensation and certain restructuring costs. Accompanying this release is a reconciliation of estimated pro forma and GAAP EPS calculations.

     “Our results were impacted primarily by lower-than-expected revenue in North America due to direct sales operations issues in the enterprise business, and we are taking steps to strengthen the process,” said John Chen, chairman, CEO and president of Sybase. “We are encouraged by the performance delivered by our iAnywhere and Financial Fusion subsidiaries as well as the Asia-Pacific and Latin America regions. We remain confident in our Unwired Enterprise strategy.”

     Second quarter results are preliminary, subject to the company closing its books and the company’s management and independent auditors completing their customary quarterly review procedures.

     Sybase will hold a conference call and Webcast on Thursday, July 1, 2004 at 2:00 p.m. (PDT) to discuss its preliminary results.

     To access the Webcast, please go to http://www.companyboardroom.com and enter our symbol, SY, in the ticker search box. You can also access the Webcast from http://www.sybase.com by using the Webcast button/icon on the Sybase, Inc. homepage. You will be prompted for your name and company name. You must have Windows Media Player installed on your system to participate in the Webcast. Please allow for time to download and prepare your system prior to the Webcast.

     Sybase is scheduled to hold a conference call on its final second quarter results on Thursday, July 22, at 7:30 a.m. (PDT).

About Sybase, Inc.

     Celebrating 20 years of innovation, Sybase enables the Unwired Enterprise for customers and partners by delivering enterprise and mobile software solutions for information management, development and integration. The world’s most critical data in commerce, communications, finance, government and healthcare runs on Sybase. For more information, visit the Sybase Web site: http://www.sybase.com.

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Forward Looking Statements: Statements in this release concerning Sybase, Inc. and its prospects and future growth are forward looking statements that involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially from those suggested by these forward looking statements include the global economy; sales productivity; possible disruptive effects of organizational or personnel changes; the success of certain business combinations; political unrest or acts of war; market acceptance of the company’s products and services; customer and industry analyst perception of the company and its technology vision and future prospects and other factors described in Sybase, Inc.’s reports filed with the Securities Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2004.

SYBASE, INC.
Reconciliation of GAAP-based EPS to pro forma EPS
for the three months ended June 30, 2004
(unaudited)

	Low end of range	High end of range
GAAP-based EPS	$0.12	$0.15
Amortization of purchased intangibles	0.06	0.06
Amortization of unearned stock compensation	0.02	0.02
Cost of restructure	0.00	0.00
Income tax effect of above adjustments	(0.03)	(0.03)

Pro forma EPS	$0.17	$0.20

Use of Pro Forma Financial Information

To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), Sybase uses pro forma measures of operating results, net income and earnings per share, which are adjusted from GAAP-based results to exclude certain costs and expenses. These pro forma adjustments are provided to enhance an overall understanding of our current financial performance and our prospects for the future, and are one of the primary indicators management uses for planning and forecasting future periods. We exclude such items, including purchase accounting adjustments in connection with acquisitions, and the cost of restructuring from prior restructuring activities because we do not believe they are indicative of our core business. For the sake of consistency and clarity in our financial reporting, we will continue to include the costs associated with restructuring activity committed to prior to Q3 2003 as a pro forma adjustment in our financial statements until the related charges and liabilities are completely settled. Pro forma financial information is never intended to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.